Exhibit 5.1

June 3, 2022

Dakota Gold Corp.

106 Glendale Drive, Suite A,

Lead, South Dakota, 57754

Re:	Dakota Gold Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Dakota Gold Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 3, 2022 relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,504,583 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), comprised of (i) 3,354,583 shares of the Company’s common stock, par value $0.001 per share, issuable in respect of outstanding options to purchase common stock of Dakota Territory Resource Corp. (“Dakota Territory”) under the Dakota Territory 2021 Stock Incentive Plan (the “Dakota Territory Plan”) that are exercisable for shares of the Company’s common stock pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 10, 2021 and amended on December 17, 2021, by and among the Registrant, Dakota Territory , DGC Merger Sub I Inc. and DGC Merger Sub II LLC (the “Merger Agreement”), and (ii) 1,150,000 shares of the Company’s common stock, par value $0.01 per share, issuable in respect of outstanding restricted stock units issued under the Dakota Territory Plan that now represent the right to receive the Company’s common stock pursuant to the Merger Agreement.

In connection with this letter, we have examined (i) the Articles of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) the Dakota Territory Plan, (iv) the resolutions of the Board of Directors of the Company relating to the approval of the filing of the Registration Statement and transactions in connection therewith. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, and certificates of officers or other representatives of the Company, and such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such documents; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, instruments, certificates and other documents we have reviewed; (vi) the absence of any undisclosed modifications to the documents reviewed by us; and (vii) the Dakota Territory Plan filed as Annex C to the proxy statement on Schedule 14A of Dakota Territory filed on March 11, 2022 is a true and correct copy of the Dakota Territory Plan. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others whom we have further assumed were authorized to make such statements and representations. We further assume that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued pursuant to the terms of the Dakota Territory Plan, that upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation, as amended, and that the Shares will not be deemed to have been issued for consideration less than the par value thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Dakota Territory Plan and the related award, will be validly issued, fully paid and non-assessable.

We express no opinion under, or view with respect to, either directly or indirectly, laws other than the law of the State of Nevada and the federal law of the United States.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinions in this letter are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

Davis Graham & Stubbs LLP